Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Stephanie Bowman
Chief Financial Officer
TUESDAY MORNING CORPORATION
972-934-7251

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES FIRST QUARTER FISCAL 2009 RESULTS

DALLAS, TX – October 28, 2008 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that as previously announced, net sales for the first quarter of fiscal 2009 were $173.4 million compared to $201.7 million for the quarter ended September 30, 2007, a decrease of 14.0%.  Comparable store sales decreased 17.3% for the quarter.  The decrease in comparable store sales was comprised of a 14.0% decrease in traffic and a 3.3% decrease in average ticket.  Net loss for the first quarter ended September 30, 2008 was $4.3 million or ($0.10) per diluted share, compared to net income of $1.2 million or $0.03 per diluted share for the same period last year.

Kathleen Mason, President and Chief Executive Officer, stated, “Disposable income continues to be pressured by tight credit, food and fuel inflation, declining home values, and losses in investment accounts. Consumers are cutting back non-essential purchases.  Also, Tuesday Morning stores were impacted by the effects of two hurricanes that reduced sales by approximately $4.2 million and earnings per share by approximately $.02 during the quarter.  Despite these pressures, we controlled inventory and expenses to partially offset the decline in demand.  We remain focused on achieving annual profits and maintaining our strong balance sheet.”

Guidance for the fiscal year ending on June 30, 2009 is as follows:

•                  net sales are projected to be in the range of $854 million to $859 million;

•                  comparable store sales are projected to be in the negative mid single digits; and

•                  diluted earnings per share projected to be in the range of $0.19 to $0.21.

Tuesday Morning management will review first quarter fiscal 2009 financial results in a teleconference call on October 28, 2008 at 10:00 a.m. Eastern Time.

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 851 stores in 45 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial positions, and our business outlook or state other “forward-looking” information.

Reference is hereby made to “Item 1A.  Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements.  These risks, uncertainties and events also include, but are not limited to, the following:  uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management, as well as experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to maintain internal control over financial reporting; our ability to anticipate and respond in a timely manner to changing consumer demands and preferences;  and our ability to generate strong holiday season sales.  The forward-looking statements made in this press release relate only to events as of the date on which the statements were made.  We undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

# # #

Tuesday Morning Corporation

Consolidated Statement of Income (unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,
	2008	2007

Net Sales	$173,401	$201,656
Cost of sales	109,245	125,947
Gross profit	64,156	75,709

Selling, general and administrative expenses	70,910	72,544

Operating income (loss)	(6,754)	3,165

Other income (expense):
Interest expense	(411)	(1,686)
Interest income	—	1
Other income (expense), net	80	377
Other income (expense)	(331)	(1,308)

Income before income taxes	(7,085)	1,857

Income tax expense (benefit)	(2,788)	701

Net income (loss)	$(4,297)	$1,156

Earnings (Loss) Per Share:
Net income (loss) per common share:
Basic	$(0.10)	$0.03
Diluted	$(0.10)	$0.03

Weighted average number of common shares:
Basic	41,441	41,440
Diluted	41,441	41,585

Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30,	September 30,	June 30,
	2008	2007	2008
Assets
Current assets:
Cash and cash equivalents	$4,888	$11,918	$8,630
Inventories	307,081	346,017	240,996
Prepaid expenses and other assets	11,847	9,991	11,292
Income tax receivable	8,952	—	—
Total current assets	332,768	367,926	260,918

Property and Equipment, net	76,601	82,432	77,315

Other long-term assets:
Deferred financing costs	453	654	503
Other assets	2,519	3,679	3,040

Total Assets	$412,341	$454,691	$341,776

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long term debt	$6,500	$74,000	$—
Accounts payable	106,175	90,334	63,899
Accrued liabilities	30,821	32,555	28,595
Deferred Income Taxes	267	1,372	267
Income taxes payable	1,612	441	27
Total current liabilities	145,375	198,702	92,788

Revolving credit facility, excl. current portion	30,000	30,000	8,500
Deferred rent	4,127	4,542	4,163
Deferred income taxes	3,414	3,582	3,414
Total Liabilities	182,916	236,826	108,865

Stockholders’ equity	229,425	217,865	232,911
Total Liabilities and Stockholders’ Equity	$412,341	$454,691	$341,776

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows (unaudited)

(in thousands)

	Three Months	Three Months
	Ended September 30,	Ended September 30,
	2008	2007

Net cash flows from operating activities:
Net income (loss)	$(4,297)	$1,156
Adjustments to reconcile net income to net cash (used in) operating activities:

Depreciation and amortization	4,212	4,442
Amortization of financing fees	50	50
Deferred income taxes	—	2,706
Loss on disposal of assets	139	169
Stock compensation expense	709	1,342
Other non-cash charges	(44)	66
Net change in operating assets and liabilities	(25,210)	(55,702)

Net cash used in operating activities	(24,441)	(45,771)

Net cash flows from investing activities:
Capital expenditures	(3,637)	(3,267)

Net cash used in investing activities	(3,637)	(3,267)

Net cash flows from financing activities:
Borrowings under the revolving credit facility	63,000	82,500
Repayments under the revolving credit facility	(35,000)	(35,000)
Change in cash overdraft	(3,665)	3,157
Proceeds from exercise of common stock options and stock purchase plan purchases	1	(4)

Net cash provided by financing activities	24,336	50,653

Net decrease in cash and cash equivalents	(3,742)	1,615

Cash and cash equivalents, beginning of period	8,630	10,303

Cash and cash equivalents, end of period	$4,888	$11,918